Exhibit 8.1

        April 25, 2003

Western Sierra Bancorp
4080 Plaza Goldorado Circle
Cameron Park, California 95682

Dear Sirs:

Tax Opinion for the Registration Statement on Form S-4

Regarding the Merger of Central California Bank and Central Sierra Bank

        As requested, we have prepared this opinion letter for Western Sierra Bancorp, a California corporation ("Western"), in connection with the proposed merger of Central California Bank, a California banking corporation, a wholly-owned subsidiary of Western ("CCB") and Central Sierra Bank, a California banking corporation ("CSB"), pursuant to the terms of the Agreement and Plan of Reorganization dated March 12, 2003 ("Agreement") by and among Western, CCB and CSB, each as described in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission ("Registration Statement").

        In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. The opinion is subject to the receipt by us prior to the Effective Date of certain written representations and covenants of Western, CCB and CSB.

        Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement ("Prospectus") under the caption "Certain Federal Income Tax Consequences," expresses our opinion as to the material Federal income tax consequences applicable to Western, CCB, CSB and holders of CSB Stock. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the tax authorities.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Perry-Smith LLP under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and the Prospectus.

Very truly yours,

/s/ Perry-Smith LLP